Exhibit 99

Information regarding Boardwalk GP, LLC

Name:	Boardwalk GP, LLC

Address:	3800 Frederica Street
Owensboro, KY 42301

Designated Filer:	Boardwalk GP, LP

Issuer & Ticker Symbol:	Boardwalk Pipeline Partners, LP (BWP)

Date of Event Requiring Statement:	11/8/05